Exhibit 99.1

Simula Inc. 2625 South Plaza Drive Suite 100 Tempe, Arizona 85282 USA voice: 602.631.4005 fax: 602.631.9005 www.simula.com

Investor Relations Contact: Stephen D. Axelrod Media Contact: Andria Pilo Wolfe Axelrod Weinberger Associates 212-370-4500	Simula Contact: Bradley P. Forst Chief Executive Officer 602-631-4005

Simula Announces First Quarter 2003 Results

Company Confirms Growth Forecast; Discusses Sale or Merger Status

TEMPE, Arizona — May 15, 2003, Simula Inc. (AMEX: SMU), announced a pre-tax loss in the first quarter which was in line with its internal expectations for the quarter. The loss of approximately $1.1 million compared to a pre-tax income of $0.6 million for the same period in 2002, was incurred as the Company invested in a new body armor product line, reworked some existing armor inventories, and completed additional consolidation in its Aerospace and Defense Group to trim costs.

Consolidated revenues for the three months ending March 31, 2003 were $24.3 million, down from $29.1 million in the same period in 2002. The decrease in revenue is due to delays in some orders and contract funding for programs in Aerospace and Defense product lines, particularly its emergency bailout parachutes, and price reductions in the Commercial Group.

In April, the Company reported a record level of Q1 bookings in its Aerospace & Defense Group totaling $25.4 million in 66 separate orders across all business units. The Company also entered into significant new funded development agreements for its automotive safety products, which are well positioned to address contemplated new side impact and rollover regulations in the U.S.

On May 1, 2003 the Company reconfirmed its expectation for overall revenue growth and profitability for fiscal 2003.

Aerospace & Defense Group revenues for the three months ended March 31, 2003 were $15.0 million compared to $19.3 million for the same period in 2002 due to delays in orders discussed above.

SAPI body armor revenues increased in the first quarter of 2003 compared to the same period in 2002, however, the increase was not as substantial as it could have been as the Company did not resume full production of SAPI for the U.S. Army until late February 2003. This production delay on the Army contract was due to delays in completing the design and validation for the product rework design announced in November, 2002.

Also in Q1 the Company completed the consolidation of its Asheville, NC operation into its larger Aerospace and Defense facility based in Phoenix, resulting in a production slowdown. The Asheville facility was the primary manufacturing site for its parachute, flotation collar and survival vest manufacturing. The move consolidates all personnel safety equipment under one team in Phoenix.

“The closure of our Asheville facility completes the organizational change of our defense group. The consolidation to our Phoenix facility will result in lower costs of operation and make us more competitive,” said Brad Forst, President and CEO.

“We are also very pleased to have now completed our SAPI rework and at the same time to have developed a highly competitive new SAPI product to position us for future procurements,” said Forst.

On May 1, 2003 the Company announced its first order for the new SAPI product. The order from the U.S. Army is for $9 million to be completed this year.

Commercial Group revenues for the three months ended March 31, 2003 were $9.1 million compared to $9.4 million for the same period in 2002. While unit volumes have increased, the automotive business continues to experience pricing pressure. In the quarter, the automotive division embarked on a new stage of its growth as it began serial production as a direct supplier to BMW for the new 5-series sedan. The Commercial Group was profitable in Q1.

Consolidated gross margins as a percentage of sales for the three months ended March 31, 2003 were 30% compared to 33% for the same period in 2002. This decrease is due primarily to further pricing pressure in our automotive business offset by cost reductions and increased efficiencies in both the Aerospace and Defense and Commercial segments.

Consolidated administrative and R&D expenses for the three months ended March 31, 2003 were $5.4 million compared to $6.5 million for the same period in 2002. The decreased administrative and R&D expenses are a result of cost reduction efforts completed in 2002 and early 2003 and are partially offset by increased costs of doing business particularly in the area of insurance. Additionally, the net reduction in administrative and R&D expenses was partially offset by investment in the design and qualification of a new, next generation SAPI product for future procurements.

In December 2002, the Company announced it was pursuing strategic options including the sale of assets, refinancing, or sale or merger of the Company. “With regard to the sale, merger or refinancing of the Company, discussions with potential strategic and financial partners are ongoing and are well advanced. We have taken a high-graded group of potential bidders through latter stages of due diligence and transaction discussions. We are pleased with the process and remain encouraged that the process will be successful. We would expect to disclose a transaction over the next several weeks,” said Forst.

Conference Call

The Company will host its first quarter conference call today at 11:30am ET/ 8:30am PT. Participants may dial 1-800-314-7867 or access the call live on the Internet at http://www.shareholder.com/simula/MediaRegister.cfm?MediaID=8159. Additionally, the call will be archived for 30 days at www.simula.com.

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula’s core technologies include energy-absorbing seating systems, inflatable restraints, advanced polymer materials, lightweight transparent and opaque armor products, emergency bailout parachutes and military personnel protective equipment. For more information, go to www.simula.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about expected financial results, contract orders, future revenue and earnings growth, and the likelihood and timing of a successful sale or merger transaction. Factors pertinent to the Company’s ability to achieve sustainable revenue and earnings growth include its leveraged status, the amount and cost of debt, progress with respect to sale of assets and sale or merger of the Company, the ability to refinance debt, and the potential application of asset and technology proceeds to debt reduction. The Company has no obligation to update its forward-looking statements. Actual results may differ materially from those projected. Risks include those described herein, in the Company’s press releases, and in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including its Report on 10-Q for the period ended March 31, 2003.

SIMULA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,

	2003	2002

Revenue	$24,312,869	$29,102,288
Cost of revenue	17,003,106	19,491,597

Gross margin	7,309,763	9,610,691

Administrative expenses	4,291,378	4,938,305
Research and development	1,113,847	1,520,733
Restructuring expenses	300,831	—

Operating income	1,603,707	3,151,653

Interest expense	(2,671,619)	(2,558,293)

(Loss) income before taxes	(1,067,912)	593,360
Income tax expense	(109,925)	(220,000)

Net (loss) income	$(1,177,837)	$373,360

(Loss) income per common share – basic	$(0.09)	$0.03

(Loss) income per common share – diluted	$(0.09)	$0.03

Weighted average shares – basic	13,014,395	12,892,858
Weighted average shares – diluted	13,014,395	13,180,585